Exhibit 99.1

                 Weyco Group. Inc. Reports Third Quarter Result

    MILWAUKEE, Oct. 22 /PRNewswire-FirstCall/ -- Weyco Group, Inc.
(Nasdaq: WEYS) today announced net sales and earnings for the third quarter ended September 30, 2003. The Company reported net sales of $49.8 million versus $58.8 million a year ago. Net earnings were $3.5 million or $.59 per diluted share versus $4.5 million or $.78 per diluted share for the third quarter of 2002.

    Wholesale sales for the third quarter were $43.9 million versus
$53.4 million in the third quarter of 2002. Third quarter wholesale sales were down as a result of a decrease in sales of the Company's Florsheim division of approximately 29%. In the third quarter of 2002, the Company sold a significant amount of obsolete inventory acquired in the Florsheim acquisition, which did not recur in 2003. Additionally, after the acquisition of Florsheim on May 20, 2002, the Florsheim warehouse in Jefferson City, Missouri was closed as inventory was moved from Jefferson City to the Company's consolidated distribution center in Glendale, Wisconsin. Sales of
Florsheim product resumed in the middle of June 2002.   When the Company
started shipping Florsheim product again, the Company received unusually large orders to build up retail inventories which were depleted as a result of the shutdown. The majority of the orders were shipped in the third quarter of 2002. In 2003, these large shipments did not occur as the Company's retail partners are now operating with model stocks.

    The Company's Stacy Adams division's sales decreased 21% in the third quarter, principally as a result of the Company's SAO sub-brand, as the streetwear casual market remained challenging. The Nunn Bush division's sales decreased 6%.

    Retail sales for the quarter increased 11% from $5.3 million in 2002 to $5.9 million in 2003. Same store retail sales were up 6.1% for the quarter.

    Thomas W. Florsheim, Jr., Weyco Group's Chief Executive Officer, stated, "Our Florsheim performance in the third quarter was better than the numbers indicate, as the Company's 2002 shipments were inflated by events surrounding the acquisition. New Florsheim product is performing well, as is reflected by our 6% increase in same-store retail sales. From a wholesale perspective, our primary objective is having the right retail partners to enhance the Florsheim brand equity for the long-term rather than to maximize our short-term volume. Our Stacy Adams division was affected by a slowdown in the streetwear/casual market. However, our Stacy Adams dress shoe business remained robust, as did our Stacy Adams licensing business, which now includes eight (8) categories, including suits, sportswear and accessories. Overall, we believe that we are well positioned for profitable growth in the future so that we may capture the potential of all of our brands."

    The Company's effective tax rate was 28% in 2003 vs. 37% in 2002, as a result of the favorable impact of a settlement of a tax issue with the IRS.

    On October 1, 2003, the Company paid a 50% stock dividend, so as to affect a three for two stock split, to shareholders of record August 29, 2003. The Company also paid a regular quarterly dividend of $.10 per share on the total number of shares after the stock dividend to shareholders of record August 29, 2003 on October 1, 2003. All earnings per share and weighted average shares shown below have been restated to reflect the 50% stock dividend.

    Weyco Group, Inc. is a manufacturer and distributor of men's casual, fashion and dress shoes.


                             3 MONTHS ENDED            9 MONTHS ENDED
                              SEPTEMBER 30              SEPTEMBER 30
                           2003         2002          2003          2002

    NET SALES          $49,817,000   $58,762,000 $161,197,000  $127,017,000
    EARNINGS FROM
     OPERATIONS          5,156,000     7,530,000   18,713,000    13,402,000
    EARNINGS BEFORE
     INCOME TAXES        4,909,000     7,182,000   18,274,000    13,254,000
    INCOME TAXES         1,400,000     2,650,000    6,500,000     4,800,000
    NET EARNINGS         3,509,000     4,532,000   11,774,000     8,454,000
    DILUTED EARNINGS
     PER SHARE                 .59           .78         2.00          1.47
    DILUTED WEIGHTED
     AVERAGE SHARES
     OUTSTANDING         5,903,141     5,791,789    5,881,725     5,747,944


SOURCE  Weyco Group, Inc.
    -0-                             10/22/2003
    /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880/ /Web site: http://www.weycogroup.com /
    (WEYS)

CO:  Weyco Group, Inc.
ST:  Wisconsin
IN:  REA
SU:  ERN